APAC Customer Services, Inc. Appoints John C.

Kraft to Board of Directors

Deerfield, Ill., September 29, 2005 – APAC Customer Services, Inc. (Nasdaq:APAC), a leading provider of customer care solutions, today announced that John C. Kraft has been appointed to its Board of Directors effective October 1, 2005.

“I am delighted to have Jack join our Board,” said Bob Keller, APAC’s Chief Executive Officer. “His strong marketing, financial and operational expertise will be invaluable in helping us successfully compete and grow our business.”

“I join our Board in welcoming Jack to our company,” said Theodore G. Schwartz, Chairman of the Board. “His broad business experience will further enhance the strength of our Board of Directors.”

Mr. Kraft has over 25 years of experience at two of the world’s finest multinational advertising and marketing companies. At Leo Burnett, Mr. Kraft was Vice Chairman and Chief Operating Officer and oversaw the operations of the Company’s 50 offices located in 43 countries. He also served on the company’s Board of Directors. After taking early retirement from Leo Burnett, Mr. Kraft was the Executive Vice President and Chief Administrative Officer and a Director of Young and Rubicam for two years.

Mr. Kraft serves on the Executive Committee of Chicago United, Inc., is a member of the Board of Advisors at DePaul University and is a Director of Chicago Central Area Committee. He also is the founder and advisor to numerous entrepreneurial ventures.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer care solutions for market leaders in healthcare, publishing, business services, financial services, communications, travel and hospitality and insurance. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at http://www.apaccustomerservices.com.

Investor Relations Contact:

APAC Customer Services, Inc.
847-347-4990

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